UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)           July 19, 2005
Targeted Genetics Corporation

(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (206) 623-7612
Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement .
     On July 19, 2005, Targeted Genetics’ Board of Directors changed the composition of its Nominating and Corporate Governance Committee, or the Committee. The Committee is now composed of Joseph M. Davie (chairman), Jeremy Curnock Cook and Jack Bowman. As chairman, Dr. Davie was awarded a Nonqualified Stock Option to purchase 5,000 shares of Common Stock under the terms of the stock option grant program for non-employee directors under the Targeted Genetics Corporation 1999 Stock Option Plan (the “Plan”). Under the Plan, options granted to committee chairmen shall vest and become 100% exercisable on the first anniversary of the grant date. The exercise price for an option granted shall be its fair market value as determined by the closing bid price of Targeted Genetics common stock on the date of grant which was $0.81. Vesting of option grants is subject to continued service of the director to the Targeted Genetics.
Item 8.01 Other Events.
     On July 26, 2005, Targeted Genetics Corporation, or the Company, announced preliminary results from Phase I clinical trial of tgAAC94 in patients with inflammatory arthritis. A copy of the Company’s press release announcing the preliminary results is attached as Exhibit 99.1 to this current report.
Item 9.01. Financial Statements and Exhibits.

99.1	Press Release Dated July 26, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation
By:	/s/ Todd E. Simpson
Todd E. Simpson
Vice President, Finance and Administration and Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

Dated: July 26, 2005

EXHIBIT INDEX

99.1	Press Release Dated July 26, 2005